Exhibit 99.1

FOR IMMEDIATE RELEASE

Hi-Tech Pharmacal Co., Inc.

369	Bayview Avenue

Amityville, New York 11701

Phone: 631.789.8228 Fax: 631.789.8429

www.hitechpharm.com

HI-TECH PHARMACAL REPORTS INCREASE IN QUARTERLY SALES

AND NET INCOME

Amityville, NY, September 15, 2003—Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the first quarter of its fiscal 2004 ended July 31, 2003. The Company reported net sales of $9,264,000, a 5% increase from $8,829,000 for the same period last year. Net income increased 1% from $944,000 to $953,000. Fully diluted earnings per share were $0.11 compared to $0.13 per diluted share for the same period last year.

As a result of increased sales of its core products to existing customers, net sales of the Company’s generic products division were up 11%. The Health Care Products division, which markets and distributes branded over the counter products for people with diabetes, reported net sales decreased by $426,000, primarily as a result of higher product returns and a discontinued product. The Company does not expect any additional substantial returns due to this discontinued product.

David Seltzer, President & CEO of Hi-Tech, commented on the company’s first quarter 2003 results: “We believe that Hi-Tech’s fundamentals remain very strong, despite modest growth in the first quarter. Our generic products sales were in line with our expectations. As a result of increased research and development spending along with higher selling costs, the first quarter net income only marginally exceeded the net income for the same period last year. Due to the seasonality of our business, our first quarter results are not historically indicative of our year end results.”

Mr. Seltzer continued: “Demand for lower cost generics is growing and Hi-Tech will continue to strengthen its position as a leading supplier of high quality liquid generic pharmaceuticals.

We have seven products pending at the FDA and expect that new product introductions will drive the growth of our business, along with the increased distribution of our core prescription generic products. In addition, our Health Care Products division recently launched a new product line focused on nutrition and weight management. Our Multibetic® vitamin formula for people with diabetes has recently gained distribution at GNC (General Nutritional Companies), the largest vitamin and supplement retailer in the nation. In the second quarter, we introduced our DiabetiTrim® weight management shake. We are excited by the potential of this new line and expect to add new products in these areas crucial for people with diabetes, over the next several quarters.”

The Company will hold a conference call to discuss its first quarter results on Tuesday, September 16, 2003 at

1 p.m. Eastern Time. To access the conference call, dial toll free 800-901-5213, or 617-786-2962 for international callers, five minutes before the conference. The pass code of the conference call is 47673672.

A replay of the conference call will be available one hour after the conference call for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The pass code for the replay is 57171393.

ABOUT HI-TECH

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Statements concerning future results in this release may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. These statements involve a number of risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those expressed or implied in the forward-looking statements and these statements are not guarantees of the future performance.

Contact:

Arthur Goldberg

Vice President, Finance and CFO

Hi-Tech Pharmacal

631-789-8228, ext. 4123

agoldberg@hitechpharm.com

Linda Jasper

Keatingpr

973-966-1100

ljasper@keatingpr.com

Hi-Tech Pharmacal Co., Inc.

	Three months ended July 31,
	2003	2002
Net Sales	$9,264,000	$8,829,000

Income before income taxes	1,520,000	1,505,000
Income taxes	567,000	561,000

Net income	$953,000	$944,000

Basic income per share	$0.13	$0.14

Diluted income per share	$0.11	$0.13

Weighted average common shares outstanding—basic income per share	7,298,000	6,831,000

Effect of potential common shares (1)	1,110,000	653,000

Weighted average common shares outstanding—diluted income per share (1)	8,408,000	7,484,000

(1)	Prior comparative period amounts have been restated to reflect 3 for 2 stock split distributed in January 2003.